SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 4, 2016

Date of Report

(March 31, 2016

Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Modification of Executive Officer Compensation

On February 1, 2016, DURECT Corporation (the “Company”) filed a Current Report on Form 8-K (the “Form 8-K”) describing a summary of actions taken by the Compensation Committee of the Company for the Company’s Chief Executive Officer, the Chief Financial Officer, and the other named executive officers of the Company for whom compensation disclosure was required in the Company’s most recent proxy statement filed with the Securities and Exchange Commission. As described in the Form 8-K, these executives were to receive 2016 base salaries effective April 1, 2016 reflecting no increase as compared to their base salaries in 2015, except for Ms. Joice whose 2016 base salary reflects a 3% increase as compared to the base salary in 2015.

To more closely align the interests of the Company’s named executive officers with the interests of the Company’s stockholders, certain of the Company’s named executive officers have volunteered to receive a reduced portion of their salary in cash, with this portion instead being paid in options. The total shares subject to each option in lieu of salary were determined by using a standard Black-Scholes option-pricing model. The new applicable 2016 cash salary effective as of April 1, 2016, the cash amounts being foregone and the options awarded, by individual, are as follows:

	New 2016 Base Salary (effective April 1, 2016)	Cash Foregone	Stock Options (Number of Shares Subject to Option Grant) (1)
James E. Brown, D.V.M., President & Chief Executive Officer	$481,289	$50,000	48,077
Felix Theeuwes, D. Sc., Chairman & Chief Scientific Officer	$191,760	$125,000	120,192
Matthew J. Hogan, Chief Financial Officer	$327,015	$18,000	17,308

Notes:

(1)	The options were granted by the Compensation Committee on March 31, 2016. The exercise price per share of such option grant is $1.35, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the vested options shall be seven (7) years, subject to the ten (10) year term of the option.

In addition, effective May 1, 2016, Dr. Su Il Yum, our Executive Vice President, Pharmaceutical Systems R&D, will transition from 80% time to 60% time, for which he will receive an annual salary of $120,000.

Modification of Director Compensation

Commencing April 1, 2016, the Company’s non-employee directors also agreed to receive a portion of their retainers in stock options. The total shares subject to each option in lieu of cash retainer were determined by using a standard Black-Scholes option-pricing model. The exercise price per share of the options is $1.35, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the vested options shall be seven (7) years, subject to the ten (10) year term of the option.

Name	Amount of Retainers Provided As Options ($)	Option Awards (Number of Shares subject to option grant)
Simon X. Benito	$15,000	14,423
Terrence F. Blaschke, M.D.	$15,000	14,423
David R. Hoffmann	$37,500	36,058
Armand P. Neukermans, Ph.D.	$15,000	14,423
Jon S. Saxe	$15,000	14,423
Jay Shephard	$15,000	14,423

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: April 4, 2016	By:	/s/ Matthew J. Hogan
Matthew J. Hogan
Chief Financial Officer